Exhibit 99.23(p)(1)

                          Code of Ethics

General

     Penn Street Advisors ("Employer"), a registered investment advisor, and East Coast Consultants,Inc. ("Employer") a limited purpose broker dealer and underwriter and distributor of the Penn Street Funds, Inc., have adopted this Code of Ethics and Insider Trading Policy, pursuant of to the requirements of Rule 17j-1 under the Investment Company Act of 1940 and the Investment Advisers Act of 1940. It is Employer's policy, in connection with personal securities investments of Covered and Access Persons, that such Persons at all times shall place the interests of Employer's clients first. All personal securities transactions of Covered and Access Persons shall be conducted in a manner consistent with this Code of Ethics and to avoid any actual or potential conflict of interest and any abuse of a Covered Person's position of trust and responsibility. A covered Person may not take inappropriate advantage of his or her position with Employer.

Definitions

     (a) "Covered Person" and "Acces Person"means Employer and each partner, officer and employee of Employer.

     (b) "Covered Account" means the investment account of a Covered Person and the investment account(s) of the spouse, minor children and adults living in the same house as a Covered or Access Person, including a trust in which any such person has a beneficial interest or as to which a Covered or Access Person serves as trustee.

     (c)  "Security" shall have the meaning set forth in
          Section 2(a)(36) of the Investment Company Act of 1940, except the following which are deemed exempt securities under the Code of Ethics -- securities issued by the Government of the United States or by federal agencies and which are direct obligations of the United States, bankers acceptances, certificates of deposit, commercial paper, shares of registered open-end investment companies and securities which mature not more than one year from the acquisition date that are guaranteed by the U.S. Government.

     (d) "Beneficial Ownership" shall have the meaning ascribed thereto under Section 16 of the Securities Exchange
          Act of 1934.

     (e) A security is "being considered for purchase or sale" or is "being purchased or sold" when an analyst or portfolio manager of Employer has decided to purchase or sell the security for a Client Account.

     (f) "Client Account" means the investment account of any person, firm, trust, partnership, foundation, corporation, syndicate, Fund or other entity that is managed by Employer.

     (g) "Fund" means an investment company, which is registered under the Investment Company Act of 1940, as to which Employer serves as investment advisor or sub-advisor.

Conduct of Covered Persons

     (a) No Covered Person, in connection with the purchase or sale by such Person of a security (or an option for such security) which is also held, or within the most recent 15 days has been held, or which is being considered by Employer for purchase, by a Fund:

          (i) Shall employ any device, scheme, or artifice to defraud such Fund;

          (ii) make to the Fund any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

          (iv) engage in any manipulative practice with respect to the Fund.

     (b)  No Covered Person shall:

          (i) acquire any securities in an initial public offering;

          (ii) acquire securities in a private placement, except as provided in section 3(e) herein;

          (iii) accept any gift or other thing of more than de minimis value from any person or entity that does business with, or on behalf of a Client
                Account; or

          (iv) serve on the board of directors of a publicly traded company, except as provided in the section below on Exempted Transactions.

     (c) It is the ongoing responsibility of Employer's securities analysts and portfolio managers to prepare and maintain, on a daily basis, a current schedule of securities that are being purchased or sold, or being considered for purchase or sale, for Client Accounts (a "Schedule of Securities" before engaging in any personal securities transactions or recommending the purchase or sale of any security to any person having a beneficial interest in a Covered Account.

     (d) No Covered Person shall purchase or sell, directly or indirectly, any security, or right, warrant or option for such security, in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and (i) which to his or her actual knowledge is then being considered for purchase or sale, or is being purchased or sold (including a security subject to a pending buy or sell order) by Employer for a Client Account or (ii) which is listed on the then current Schedule of Securities. This prohibition shall apply to Covered Persons who are portfolio managers and securities analysts for seven calendar days before and after a Client Account he or she manages or serves trades in such security.

     (e) No Covered Person shall inform any person who has a beneficial interest in a Covered Account of the identity of any security referred to in clause (i) or
          (ii) of paragraph 2(d) above.

Exempted Transactions

     The prohibitions of paragraphs (a) and (d) above shall not apply to:

     (a) Purchases or sales effected in any Covered Account over which a Covered Person has no direct or indirect influence or control.

     (b) Acquisitions or dispositions which are non-volitional on the part of either the Covered Person or a Client
          Account.

     (c) Acquisitions which are part of an automatic dividend reinvestment plan.

     (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

     (e) Purchases of securities in private placements which receive the prior approval of the Designated Supervisor of Employer. In deciding whether to approve such a purchase the Designated Supervisor shall consider whether the investment opportunity represented thereby should be afforded to a Client Account instead, and whether the opportunity is being afforded to the Covered Person by virtue of his or her position with Employer. If a Covered Person who owns restricted securities of an issuer is considering whether to purchase or sell securities of the same issuer for a Client Account, the Covered Person will so inform the Designated Supervisor who shall make an independent determination of such investment decision. If the Designated Supervisor owns securities of the same issuer the independent determination shall be made by a portfolio manager, designated by a Principal, who does not own such securities.

     No Covered Person shall serve on the board of directors of a publicly traded company without obtaining the express, prior written approval of the Designated Supervisor. In deciding whether to grant approval the Designated Supervisor shall consult with the Senior Principal of Employer, and consider the potential for conflicts of interest to arise between such Person's obligations as a director and Employer's duties to its clients and whether any restrictions should be place on the activities of, or information received by, such Covered Person.

     If the Designated Supervisor desires to purchase securities in a private placement or serve as a director of a publicly traded company, he shall request approval of the Senior Principal who, in making any such decisions, shall be guided by the policies set forth in this section. The Designated Supervisor shall make a written record of any action taken pursuant to this Section.

Procedural Matters

     (a)  The Compliance Director shall:

          (i) Furnish a copy of this Code of Ethics and Insider Trading Policy to each Covered Person and obtain from each such Person a written acknowledgment of the receipt thereof. Each Covered Person shall provide the Compliance Director, on an annual basis, with an executed certificate stating that he or she has read and understood Employer's Code of Ethics and recognize that he or she is subject to the Code. In addition, each Covered Person shall certify to the Compliance Director on an annual basis that he or she has complied with the requirements of Employer's Code of Ethics and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

          (ii) Receive and maintain the duplicate confirmations and reports provided for by the section on Reporting of this Code.

          (iii) Report to the Designated Supervisor the facts contained in any confirmation, account statement of other report filed hereunder when any such document indicates that a Covered Person engaged in a transaction in a security prohibited by this Code or in violation of the section on Preclearance of Transactions below.

          (iv) Maintain the records required by paragraph (d) of Rule 17j-1 and the section above on Exempted Transactions herein.

Preclearance of Transactions

     All covered persons shall request approval of the Designated Superior of personal securities transactions for a Covered Account prior to executing such transactions. Prior to executing a personal securities transaction for a Covered Account, the Designated Supervisor shall request approval of the Senior Principal. In the event that approval is not given for any transaction the Covered Person shall not engage in such transaction. The Designated Supervisor shall monitor the trading patterns of Covered Persons by reviewing the reports and confirmations provided pursuant to the section on Reporting below.

     The Designated Supervisor shall maintain a written record of actions taken pursuant to this section and, on an annual basis, the Designated Supervisor shall prepare an annual report to the board of directors of each Fund which (i) summarizes Employer's existing procedures governing personal investing by Covered Persons and any changes in the procedures during the preceding year, (ii) identifies any violations requiring significant remedial action during the past year and (iii) identifies any recommended changes in existing restrictions or procedures based on Employer`s experience under this Code of Ethics, evolving industry practices or developments in applicable law or regulations.

Reporting

     (a) Every Covered Person shall require any broker, dealer or bank that effects a securities transaction for a Covered Account to promptly provide the Designated Supervisor with a copy of all periodic account statements and confirmations for the purchase or sale of securities in such Covered Account. Such documents shall identify the broker, dealer or bank that effected the transaction, the securities and the nature of the transaction, the trade and settlement dates and purchase or sale price. The will review these documents to detect violations of the Code of Ethics. In the event that the Designated Supervisor believes that any transaction which comes to his attention might violate the Code he will report the matter to the Senior Principal, and such Senior Principal and the Designated Supervisor will decide whether the transaction constitutes a violation.

Violations

     Upon deciding that a violation of this Code has occurred, the Senior Principal and the Designated Supervisor shall impose such sanctions as they deem appropriate under the circumstances, including fine, disgorgement of profits, termination or suspension of employment with, or without, compensation.